                          AGREEMENT AND PLAN OF MERGER



                                     AMONG



                          THE ZIEGLER COMPANIES, INC.



                                   ZACQ CORP.



                                      AND



                            PMC INTERNATIONAL, INC.



                          DATED AS OF NOVEMBER 3, 1998

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



     AGREEMENT AND PLAN OF MERGER, dated as of November 3, 1998, among THE ZIEGLER COMPANIES, INC., a Wisconsin corporation (the "Purchaser"), ZACQ CORP., a Colorado corporation (the "Sub"), which is a wholly-owned subsidiary of the Purchaser, and PMC INTERNATIONAL, INC., a Colorado corporation (the "Company").



                              W I T N E S S E T H:
                              - - - - - - - - - -



     WHEREAS, the respective Boards of Directors of the Purchaser, the Sub and the Company have each determined that it is advisable and in the best interest of each such corporation and its shareholders, on the terms and subject to the conditions of this Agreement, (a) for the Sub to commence a cash tender offer to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company, including scrip (the "Common Stock") and $0.325 Cumulative Convertible Series A Preferred Stock, without par value, of the Company (the "Preferred Stock") and (b) following the consummation of the cash tender offer, to merge the Sub into the Company; and



     WHEREAS, the Board of Directors of the Company has adopted resolutions approving that Offer (as hereafter defined) and the Merger (as hereafter defined) and recommends that the holders of the Common Stock and Preferred Stock accept the Offer;



     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereafter set forth, the parties hereto do hereby agree as follows:



                                   ARTICLE I.



                                   THE OFFER



     SECTION 1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof, as promptly as practicable (but in any event within five business days of the date of this Agreement), the Purchaser shall cause the Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of Common Stock (including scrip) and Preferred Stock not owned by the Purchaser or the Sub at a price of $0.60 per share of Common Stock (including scrip), net to the seller in cash and $2.50 per share of Preferred Stock, net to the seller in cash, which offer shall remain open for at least 20 business days (the "Offer") and, subject to the conditions of the Offer set forth in Exhibit A hereto, shall use its best efforts to consummate the Offer, including, if necessary, conversion of convertible loans including a $3,500,000 credit facility and options outstanding into Common Stock or Preferred Stock of the Company, as the case may be, in order to consummate the Offer. The obligations of the Purchaser and the Sub to consummate the Offer, to accept for payment and to pay for any shares of Common

Stock and Preferred Stock tendered shall be subject only to those conditions set forth in Exhibit A hereto.

     (b) Neither the Purchaser nor the Sub will, without the prior written consent of the Board of Directors of the Company, decrease the amount or change the form of the consideration payable in the Offer, decrease the number of shares of Common Stock or Preferred Stock sought pursuant to the Offer, change the conditions to the Offer, impose additional conditions or terms to the Offer, amend or waive the condition that there be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock and Preferred Stock which when added to the number of shares of Common Stock and Preferred Stock owned by the Purchaser and its affiliates constitutes at least two-thirds of the then outstanding shares of Common Stock and two-thirds of the then outstanding shares of Preferred Stock, respectively, on a fully diluted basis, or amend any term of the Offer in any manner adverse to holders of shares of Common Stock or Preferred Stock. Assuming the prior satisfaction or waiver of the conditions to the Offer, the Purchaser covenants and agrees to accept for payment and pay for, in accordance with the terms of the Offer, shares of Common Stock and Preferred Stock tendered pursuant to the Offer as soon as it is permitted to do so under applicable Law, provided that the Purchaser and the Sub shall have the right, upon consultation with the Company, to extend the Offer (if without such extension the Purchaser would be unable to consummate the Offer) to a date not later than the 35th business day following the commencement of the Offer or for such longer period as may be required by Law.

     (c) Notwithstanding anything to the contrary in this Agreement, the Purchaser and the Sub further agree that, subject to the terms and conditions of this Agreement, in the event that the conditions to the Offer set forth in paragraphs (a) or (b) of Exhibit A hereto shall occur or exist (and shall not have been waived), the Sub shall, at the Company's request, extend the Offer to a date not later than the 40th business day following the commencement of the Offer; provided, however, if the condition set forth in paragraph (d)(i) of Exhibit A shall not have been satisfied, the Purchaser and the Sub shall, if reasonably requested by the Company, extend the Offer for five business days to enable the Company to cure such breach.

     (d) As soon as practicable on or before the date of commencement of the Offer, but not later than five business days after the execution of this Agreement, the Purchaser and the Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the holders of the Common Stock and Preferred Stock of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser or the Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents. The Purchaser, the Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall be discovered to have been or to have become false or misleading in any material respect and the Purchaser and the Sub each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the holders of the Common Stock and Preferred Stock of the Company, in each case as and to the extent required by applicable federal securities Laws. The Purchaser and the Sub agree to provide the Company and its counsel in writing with any comments the Purchaser, the Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.02 Company Actions. The Company hereby consents to the Offer, recommends its acceptance by the Company's shareholders and represents that (a) its Board of Directors or a duly authorized committee thereof (at a meeting duly called and held) has (i) determined that the Offer and the Merger (as hereinafter defined) taken together, are fair to the holders of the Common Stock and Preferred Stock of the Company and (ii) resolved, subject to its fiduciary duties under applicable Laws as advised by counsel, to recommend acceptance of the Offer and approval and adoption of this Agreement by the holders of the Common Stock and Preferred Stock of the Company, and (b) Value Investing Partners, Inc. has advised the Company's Board of Directors that the $0.60 per share of Common Stock and $2.50 per share of Preferred Stock cash consideration to be received by holders of Common Stock and Preferred Stock of the Company, respectively, in the Offer and the Merger, taken together, is fair to such shareholders (other than the Purchaser and its affiliates) from a financial point of view. The Company hereby agrees to file with the SEC as soon as practicable after the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in the first sentence of this Section 1.02. The Company, the Purchaser and the Sub each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall be discovered to have been or to have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of the Company's Common Stock and Preferred Stock and to the extent required by applicable federal securities Laws. The Company agrees to provide the Purchaser and the Sub and their counsel, in writing, with any comments the Company or its counsel may receive from the SEC or its Staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Notwithstanding anything contained in this Section 1.02, if the Board of Directors of the Company determines in the exercise of its fiduciary duties to withdraw, modify or amend its recommendation, such withdrawal, modification or amendment shall not constitute a breach of this Agreement. The Company hereby consents to the inclusion in the Offer of the recommendation referred to in the first sentence of this Section
1.02. In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Common Stock and Preferred Stock as of a recent date and will furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the holders of the Common Stock and Preferred Stock of the Company. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, the Purchaser and the Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, listings and files, will use such information only in connection with the Offer and the

Merger, and, if this Agreement is terminated, will deliver to the Company the information and all copies of such information then in their possession and in the possession of their legal, accounting and financial advisors.

     SECTION 1.03 Directors. (a) Promptly upon the purchase by the Purchaser or any of its affiliates of such number of shares of Common Stock which, when added to the number of shares of Common Stock owned by the Purchaser and the Sub, represents at least two-thirds of the outstanding shares of Common Stock, and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of shares of Common Stock so owned bears to the number of shares of Common Stock outstanding, and the Company, through action of its Board of Directors, if necessary, shall, upon request by the Purchaser, promptly, at the Company's election, either increase the size of the Board of Directors of the Company or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company and shall cause the Purchaser's designees to be so elected to the Board of Directors.

     (b) The obligations to appoint designees to its Board of Directors hereunder shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill the obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. The Purchaser will supply to the Company, in writing, and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.



                                  ARTICLE II.

                                  THE MERGER


     SECTION 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Colorado Business Corporation Act (the "Colorado Law"), the Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of the Sub shall cease.

     SECTION 2.02 Effective Time. The Merger shall be consummated by filing with the Colorado Secretary of State articles of merger in such form as is required by, and executed in accordance with, the relevant provisions of the Colorado Law (the time of such filing or such other time as may be set forth in the articles of merger being the "Effective Time").

     SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the Colorado Law. As of the Effective Time, the Company shall be a wholly-owned subsidiary of the Purchaser.

     SECTION 2.04 Articles of Incorporation and By-Laws. The Articles of Incorporation and Bylaws of the Company shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 2.05 Directors and Officers. The directors of the Company at the Effective Time shall continue as the directors of the Surviving Corporation until their successors are duly elected and qualified. The officers of the Company at the Effective Time shall continue as the officers of the Surviving Corporation until their successors are duly appointed and qualified.

     SECTION 2.06 Conversion of Shares. (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Purchaser or any affiliate of the Purchaser or held in the treasury of the Company, and Dissenting Shares (as defined in Section 3.01 hereof) representing shares of Common Stock) shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation the equivalent of $0.60 net to the holder in cash or any higher price paid per share of Common Stock pursuant to the Offer (the "Common Stock Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such share of Common Stock. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock owned by the Purchaser or any affiliate of the Purchaser and Dissenting Shares representing shares of Common Stock) shall cease to have any rights as a shareholder of the Company, except for the right to surrender such certificate or certificates in exchange for the Common Stock Merger Consideration or to perfect the right to receive payment for such shares pursuant to Article 113 of Title 7 of the Colorado Revised Statutes and Section 3.01 hereof if such holder has validly exercised and not withdrawn such right to receive payment for such shares.

     (b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock owned by the Purchaser or any affiliate of the Purchaser or held in the treasury of the Company, and Dissenting Shares (as defined in Section 3.01 hereof) representing shares of Preferred Stock) shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation $2.50 net to the holder in cash or any higher price paid per share of Preferred Stock pursuant to the Offer (the "Preferred Stock Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such share of Preferred Stock. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding shares of Preferred Stock immediately prior to the Effective Time (other than shares of Preferred Stock owned by the Purchaser or any affiliate of the Purchaser and Dissenting Shares representing shares of Preferred Stock) shall cease to have any rights as a shareholder of the Company, except for the right to surrender such certificate or certificates in exchange for the Preferred Stock Merger Consideration or to perfect the right to receive payment for such shares pursuant to Article 113 of Title 7 of the Colorado Revised Statutes and Section 3.01 hereof if such holder has validly exercised and not withdrawn such right to receive payment for such shares.

     (c) Each share of Common Stock and Preferred Stock held by the Pur chaser or any of its affiliates or held in the Company's treasury or by a subsidiary of the Company shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and be retired without payment of any consideration therefor.

     (d) The Purchaser and the Sub acknowledge that each share of Common Stock outstanding immediately prior to the date hereof which was granted to participants pursuant to the Stock Option Plans (as defined in Section 2.07 hereof) as of the date of acquisition of shares of Common Stock pursuant to the Offer, will become fully vested and free of any and all restrictions to which such shares of Common Stock are otherwise subject.

     (e) Each certificate for scrip issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation the equivalent of $0.60 net to the holder in cash or any higher price paid per share of Common Stock pursuant to the Offer, payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such scrip. At and after the Effective Time, each holder of a certificate or certificates that represented scrip immediately prior to the Effective Time shall cease to have any rights as a holder of scrip of the Company, except for the right to surrender such certificate or certificates in exchange for the Common Stock Merger Consideration.

     SECTION 2.07 Stock Options and Warrants. Promptly after the date hereof, the Company shall give written notice of the Merger under its applicable Stock Option Plans to the holders of all outstanding options to purchase Common Stock granted to officers, employees, directors or consultants (or other persons) of the Company ("Options"). Upon the occurrence of the Merger and in accordance with their terms, all options, stock option plans, programs, arrangements or agreements pursuant to which Options have or may be granted by the Company (collectively, "Stock Option Plans") shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or action by the Surviving Corporation under the applicable Stock Option Plans or otherwise. Each warrant to purchase Common Stock of the Company issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically be converted solely into the right to receive from the Company upon exercise thereof, in lieu of each share of Common Stock issuable upon such exercise thereof immediately prior to the Effective Date, the Common Stock Merger Consideration.

     SECTION 2.08 Conversion of Sub Common Stock. Each share of common stock, par value $.01 per share, of the Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

     SECTION 2.09 Shareholders' Meeting. If approval by the Company's shareholders is required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

     (a) duly call, give notice of, convene and hold an annual or special meeting (the "Shareholders' Meeting") of holders of shares of Common Stock and Preferred Stock of the Company as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on this Agreement;

     (b) subject to its fiduciary duties under applicable Laws as advised by counsel, include in the Proxy Statement (as hereinafter defined) the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

     (c) use its best efforts (i) if a Proxy Statement or Information Statement, as selected by the Purchaser, is required to be filed, to obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration of the Offer, and (ii) subject to fiduciary duties of the Board of Directors under applicable Law as advised by counsel, to obtain the necessary approvals of the Merger and this Agreement by its shareholders. The Purchaser agrees that, at the Shareholders' Meeting, all of the shares of Common Stock and Preferred Stock acquired pursuant to the Offer or otherwise by the Purchaser, the Sub or any other affiliate of the Purchaser will be voted in favor of the Merger and this Agreement.

     SECTION 2.10 Merger Without Meeting of Shareholders. Notwithstanding the foregoing, if, following the completion of the Offer, the Merger may be consummated under Colorado Law without a vote of the Company's shareholders, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective without a meeting of the shareholders, as soon as practicable after the acquisition of shares of Common Stock and Preferred Stock pursuant to the Offer, but in no event later than 30 days thereafter.

     SECTION 2.11 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer, and if required by Law, after the vote of the shareholders of the Company in favor of the adoption of this Agreement has been obtained, the Company (or the Purchaser or the Sub, if appropriate) shall execute in the manner required by the Colorado Law and deliver to the Secretary of State of the State of Colorado the duly executed articles of merger, and the parties shall take all such other and further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of the Company (or such other place as the parties may agree) for the purpose of confirming all the foregoing.

                                 ARTICLE III.

                  DISSENTING SHARES; EXCHANGE OF CERTIFICATES


          SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that appraisal rights are available in connection with the Merger pursuant to Colorado Law, shares of Common Stock or Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Article 113 of Title 7 of the Colorado Revised Statutes (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as appropriate, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Colorado Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Common Stock or Preferred Stock shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as appropriate, without any interest thereon.

          SECTION 3.02 Exchange of Certificates. (a) The Purchaser shall deposit or cause to be deposited in trust for the benefit of the Surviving Corporation with an exchange agent selected by the Purchaser (the "Exchange Agent") at the Effective Time cash in an aggregate amount necessary to make the payments pursuant to Section 2.06 hereof to holders (other than the Purchaser, or the Sub or any of their respective affiliates) of shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Agent shall invest the Exchange Fund as the Purchaser directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $50 million.
The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. If for any reason (including, without limitation, losses sustained by such investments) the Exchange Fund is inadequate to pay the amount holders of Common Stock and Preferred Stock shall be entitled to hereunder, the Surviving Corporation shall remain solely liable for the payment thereof.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, other than the Purchaser or any of its affiliates and other than holders of Dissenting Shares, of an outstanding certificate or certificates which immediately prior to the Effective Time represented scrip shares or shares of Common Stock or Preferred Stock (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate for payment therefor. Upon surrender to the Exchange

Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the amount of scrip or the number of shares of Common Stock, formerly represented by such Certificate multiplied by the Common Stock Merger Consideration or the number of shares of Preferred Stock formerly represented by such Certificate multiplied by the Preferred Stock Merger Consideration, respectively, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing shares of Common Stock or Preferred Stock owned by the Purchaser or any affiliate of the Purchaser, and Dissenting Shares) shall represent for all purposes the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as appropriate, in cash multiplied by the number of shares of scrip, Common Stock or Preferred Stock, respectively, evidenced by such Certificate, without any interest thereon.

          (c) After the Effective Time, there shall be no transfers of shares of Common Stock or Preferred Stock or of scrip which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III. As of the Effective Time, the stock ledger of the Company shall be closed.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of scrip or the shareholders of the Company for six months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with Section 3.01 hereof shall thereafter look only to the Surviving Corporation for payment of their claim for the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as appropriate, without any interest thereon.



                                  ARTICLE IV.



                         REPRESENTATIONS AND WARRANTIES

                                 OF THE COMPANY



          The Company represents and warrants to the Purchaser and the Sub as follows:

          SECTION 4.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect. Each of the Company's wholly owned subsidiaries is duly organized, validly existing and in good standing under the applicable laws of its state of incorporation.

          SECTION 4.02 Capitalization. The authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock, par value $.01 per share, of which, as of October 22, 1998, 4,446,828.5 shares were issued and outstanding (including scrip) and (b) 5,000,000 shares of Preferred Stock, without par value, of which 450,000 shares have been designated as $0.325 Cumulative Series A Preferred Stock ("Preferred Stock"), of which, as of October 22, 1998, 138,182 shares were issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of October 22, 1998, 943,290 shares of Common Stock and no shares of Preferred Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of all outstanding Options under the Stock Option Plans or warrants. Except as set forth above and except for the conversion rights granted to the Purchaser in that certain Convertible Promissory Note given by the Company, dated October 15, 1998 (the "Note) and the $3,500,000 credit facility being entered into by the Purchasers concurrently with this Agreement and the options to purchase 4,500,000 shares of Common Stock and the options to purchase 111,818 shares of Preferred Stock granted to Purchaser, there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional shares of Common Stock, Preferred Stock or any other shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares.

          SECTION 4.03 Corporate Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, if required, the approval and adoption of this Agreement by the Company's shareholders). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of the Purchaser and the Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          SECTION 4.04 Reports. (a) Except as set forth in Schedule 4.04, since January 1, 1997, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC's rules and regulations thereunder, all of which have complied, after giving effect to all amendments thereof filed prior to the date hereof, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and the rules promulgated thereunder (collectively, the "SEC Reports"). None of the SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related consolidated statements of net earnings and of changes in financial position (including the related notes thereto) of the Company included in the SEC Reports fairly present the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), except as otherwise noted therein, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

          SECTION 4.05  Offer Documents; Proxy Statement; Information Statement;
Other Information.   The letter to shareholders, notice of meeting, proxy
statement and form of proxy, or the information statement, as the case may be and as selected by Purchaser, to be distributed to shareholders in connection with the Merger, are collectively referred to herein as the "Proxy Statement". The Schedule 14D-9 and, if required for the consummation of the Merger under applicable Law, the Proxy Statement will comply in all material respects with the applicable federal securities Laws and, on the date filed with the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser or any affiliate of the Purchaser, in writing, for inclusion in the Schedule 14D-9 or the Proxy Statement or any amendments or supplements thereto. None of the information relating to the Company and its subsidiaries supplied in writing by the Company for inclusion in the Offer Documents or the Proxy Statement, including any amendments or supplements to either of the foregoing, or any schedules required to be filed with the SEC in connection therewith, will, at the respective times the Offer Documents or Proxy Statement or any amendments or supplements thereto are filed with the SEC or mailed to the shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Company or its subsidiaries; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) pursuant to the applicable requirements of the Exchange Act, the Investment

Advisers Act of 1940, as amended (the "Advisers Act"), and the rules and regulations of the NASD (as defined hereafter), (B) the filing of the articles of merger pursuant to the Colorado Law, or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries, except for violations which would not in the aggregate have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby.

          SECTION 4.07 Brokerage Fees and Commissions. Except for those fees and expenses payable to Value Investing Partners, Inc. and Putnam, Lovell, De Guardiola & Thornton, Inc. collectively limited to less than $276,000, the Company hereby represents and warrants to the Purchaser with respect to the Company, that no person or entity is entitled to receive from the Company, or any of its subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

          SECTION 4.08 Events Subsequent to June 30, 1998. Except as described on Schedule 4.08, in the Company's Form 10-QSB for the quarter ended June 30, 1998, as amended as of September 16, 1998, or related to transactions involving the Purchaser or the Purchaser's affiliates since June 30, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company and its subsidiaries. Without limiting the foregoing, since that date and except as provided in Schedule 4.08:

               (i) The Company and its subsidiaries have not sold, leased, transferred, or assigned any of its assets, tangible or intangible other than for a fair consideration in the ordinary course of business;

               (ii) the Company and its subsidiaries have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either requiring payment by the Company of more than $25,000 or other than in the ordinary course of business (except for product purchase orders and agreements in the ordinary course of business and in amounts and on terms consistent with past practices);

               (iii) no party (including the Company or its subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company or its subsidiaries is a party or by which it is bound;

               (iv) the Company and its subsidiaries have not imposed or permitted other parties to impose any security interest upon any of its or their assets, tangible or intangible;

               (v) the Company and its subsidiaries have not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

               (vi) the Company and its subsidiaries have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate;

               (vii) the Company and its subsidiaries have not granted any license or sublicense of any rights under or with respect to any intellectual property;

               (viii) the Company and its subsidiaries have not made any loan to, or entered into any other transaction with, any of its or their directors, officers, and employees outside the ordinary course of business;

               (ix) the Company and its subsidiaries have not granted any increase in the base compensation of any of its or their directors, officers, and employees outside the ordinary course of business;

               (x) the Company and its subsidiaries have not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its or their directors, officers, employees, registered representatives or agents outside the ordinary course of business; and

               (xi) the Company and its subsidiaries have not issued any shares of capital stock of any class (including shares of Common Stock or Preferred Stock), or securities convertible into such shares or other convertible securities or any rights, warrants or options to acquire any such shares or other convertible securities.

          SECTION 4.09 Intellectual Property. The Company and its subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all intellectual property necessary for the operation of the business of the Company and its subsidiaries as presently conducted (excluding property for which the loss of ownership or right to use would result in a loss of not more than $10,000 annually in revenue) and there is no pending or threatened challenge to the ownership or right of the Company and its subsidiaries to use any of the foregoing.

          SECTION 4.10 Litigation. Except litigation disclosed on Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or threatened against the Company or any of its subsidiaries and the Company does not have any knowledge of an event that reasonably can be expected to result in pending or threatened material litigation.

          SECTION 4.11 Contracts. Except as disclosed on Schedule 4.11, all contracts involving more than $50,000 to which the Company and/or its subsidiaries are a party are valid and binding and in full force and effect and there are no defaults thereunder by the Company, or to the knowledge of the Company by any other party thereto or events which with notice or the passage of time would constitute a default by the Company or to the knowledge of the Company by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained; and neither the execution of this Agreement nor the effectuation of this plan of merger will constitute a default under or breach of any such contract.

          SECTION 4.12 Subsidiaries. The Company is the sole beneficial holder and record owner of all of the issued and outstanding capital stock of Portfolio Management Consultants, Inc., Portfolio Brokerage Services, Inc., Portfolio Technology Services, Inc. and PMC Investment Services, Inc. (the "subsidiaries"), which the Company owns free and clear of all liens, except as set forth on Schedule 4.12. There are no outstanding options or other rights to purchase the securities of any of the subsidiaries. The Company does not own any interest in any other corporation, partnership, or other entity, except for any publicly traded securities held in trading accounts.

          SECTION 4.13 Accounts Receivable. Except as identified on Schedule 4.13, all accounts receivable shown on the June 30, 1998 balance sheets or incurred since the date thereof, represent arm's length transactions actually made in the ordinary course of business and are believed collectible in the ordinary course of business without the necessity of commencing legal proceedings, and are not subject to counterclaim or set-off or in dispute.

          SECTION 4.14 Title to Assets. The Company and its subsidiaries own good and valid title to the assets and properties which they own or purport to own, free and clear of any and all Liens affecting material assets and properties of the Company and its subsidiaries, except those Liens identified on the Schedule 4.14 and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a Material Adverse Effect. As used in this Agreement, the term "Lien" shall mean, with respect to any asset:
(a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          SECTION 4.15 Insurance Policies. The Company and its subsidiaries currently maintain valid insurance as is reasonably prudent for the Company (including its subsidiaries) and its business. No property damage, personal injury or liability claims have been made, or are pending, against the Company or its subsidiaries that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by the Company (including its subsidiaries).

          SECTION 4.16   Employee Benefit Plans.

          (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation rights plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the Company or its subsidiaries.

          (b) Existing Plans. Except for the Employee Benefit Plans of the Company identified as the "Existing Plans" on Schedule 4.16, the Company and its subsidiaries do not maintain, nor is it bound by, any Employee Benefit Plan.
All of the Existing Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. Except as disclosed on Schedule 4.16, all of the Existing Plans that are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code and, there are no facts that would adversely affect the qualified status of any of such Existing Plans. Except as disclosed on Schedule 4.16, each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, there is no basis for further liability or obligation of the Company or its subsidiaries pursuant to any past Employee Benefit Plan.

          (c) Certain Matters. With respect to each Existing Plan which is subject to either Title IV of ERISA or Section 412 of the Code, there are no unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of
Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan and there is no outstanding liability under Section 4062 of ERISA.

          (d) Prohibited Transactions; Reportable Events. There have been no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

          (e) Multiemployer Plans. Neither Company nor its subsidiaries is contributing to, nor has it ever contributed to, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          (f) Claims. There are no pending or threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business .

          (g) Welfare Benefits. Except as disclosed on Schedule 4.16, neither the Company nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees, registered representatives or agents of the Company or its subsidiaries, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

          (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time of Merger without liability to the Company or any of its subsidiaries.

          (i) COBRA. With respect to each Existing Plan, the Company has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

          (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee, registered representatives or agents, of the Company or its subsidiaries to severance benefits or any other payment, except as set forth in the Schedule 4.16(g), or accelerate the time of paying or vesting, or increase the amount of compensation due any such person.

          (k) Copies. Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, have been delivered by the Company to the Purchaser.

          SECTION 4.17   Taxes.

          (a) Tax Returns. The Company and its subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. The Company and its subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them. No material tax deficiencies have been proposed or assessed against the Company (or its subsidiaries) and there is no basis in fact for the assessment of any tax or penalty tax against the Company (or its subsidiaries). No issue has been raised in any prior tax audit which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed material deficiency for any period.

          (b) Extensions. The Company and its subsidiaries have not consented to any extension of the statute of limitation with respect to any open federal or state tax returns.

          (c) Tax Liens. There are no tax Liens upon any property or assets of the Company (or its subsidiaries) except for Liens for current taxes not yet due and payable.

          (d) Delivery of Tax Returns. The Company has made available, and will deliver upon request, to the Purchaser correct and complete copies of all tax returns and reports of each of the Company and its subsidiaries filed for all periods for which a tax audit or adjustment is not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the knowledge of the Company, no such examination or audit is planned.

          (e) Employment Taxes. The Company and its subsidiaries have properly withheld and timely paid all withholding and employment taxes which any of them was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

          (f) Tax Sharing Agreements. The Company and its subsidiaries are not parties to any agreement relating to allocating or sharing any taxes.

          (g) Excess Parachute Payments. The Company and its subsidiaries are not parties to any contract that could result, on account of the Merger or otherwise, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (h) Liabilities of Other Persons. The Company and its subsidiaries do not have any liability for taxes of any kind of any Person other than the Company and its subsidiaries under any contract or under Treasury Regulations
Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

          SECTION 4.18 Labor Matters. Except as set forth in Schedule 4.18, there are no pending and unresolved material claims by any Person against any of the Company or its subsidiaries arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike or work stoppage.

          SECTION 4.19 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of Preferred Stock, respectively, are the only vote of the holders of any class or series of capital stock or other securities of the Company entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

          SECTION 4.20 Year 2000 Compliance. The Company has in place adequate and reasonable plans so that all of the material computer hardware and software systems of the Company and its subsidiaries (including, without limitation, those related to their facilities, accounting and bookkeeping records and record keeping activities) are presently or will be prior to December 31, 1999 Year 2000 Compliant. As used in this Agreement, the phrase "Year 2000 Compliant" shall mean with respect to the Company's material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the twentieth and twenty-first centuries, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other hardware and software, used in combination with the Company's hardware and software, properly exchanges date/time data with the Company's hardware and software.

          SECTION 4.21 Undisclosed Liabilities. The Company and its subsidiaries have no material liabilities of any nature except as disclosed in the SEC Reports or which do not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.22 Compliance with Laws and Orders. Except as set forth in Schedule 4.22, the Company and its subsidiaries are in compliance with all applicable Laws and orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, securities, broker-dealer and investment advisor regulation, employment, retirement, labor relations and the protection of the environment. Except as set forth in
Schedule 4.22, neither the Company nor its subsidiaries has received notice of any violation or alleged violation of, and is not subject to liability for past or continuing violation of any Laws or court or regulatory orders. All reports and returns required to be filed by the Company with any government entity or the National Association of Securities Dealers, Inc. ("NASD") have been filed, and, after giving effect to any amendment thereof, were accurate and complete when filed. Without limiting the generality of the foregoing, except as set forth in Schedule 4.22:

               (i) The operation of the Company's business and its subsidiaries does not violate any provision of the Securities Act, the Securities Exchange Act, the Advisers Act, the rules and regulations of the Securities and Exchange Commission, the rules and regulations of the NASD or state securities Laws and regulations and state Laws and regulations respecting broker-dealers and investment advisors so as to give rise to or constitute the grounds for a suit, action, claim or demand by any government entity, the NASD or any person or persons seeking compensation or damages or seeking to impose any penalty or to restrain, enjoin or otherwise prohibit any aspect of the conduct of the business in the manner in which it is now conducted.

               (ii) The Company and its subsidiaries and their respective employees and registered representatives and other associated persons have all licenses, permits, approvals, authorizations, consents of all government entities and the NASD required for the conduct of the Business. All such licenses, permits, approvals, authorizations and consents are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby.

          SECTION 4.23 Disclosures. No statement of fact by the Company and/or its subsidiaries contained in this Agreement or in the Disclosure Schedules contains or will contain any untrue statement of material fact necessary in order to make the statements herein or therein contained, in light of the circumstances under which they were made, not misleading as the date of which it speaks.

                                 ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                              OF PURCHASER AND SUB


          The Purchaser and the Sub represent and warrant to the Company as follows:

          Section 5.01 Organization and Qualification. Each of the Purchaser and the Sub is a corporation duly organized, validly existing and in active status or, if applicable, good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Purchaser and the Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or so qualified would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole. The Sub is a corporation wholly owned by the Purchaser that was recently formed for the purpose of engaging in the transactions described in this Agreement and has not engaged in any activity other than those incident to the foregoing.

          SECTION 5.02 Corporate Power and Authority. Each of the Purchaser and the Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser and the Sub of this Agreement and the consummation by the Purchaser and the Sub of the trans actions contemplated hereby have been duly authorized by the respective Boards of Directors of the Purchaser and the Sub, and the shareholder of the Sub, and no other corporate proceedings on the part of the Purchaser or the Sub are necessary to authorize this Agreement, or commence the Offer or to consummate the transactions so contemplated by this Agreement (including the Offer). This Agreement has been duly and validly executed and delivered by each of the Purchaser and the Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes the legal, valid and binding obligation of each of the Purchaser and the Sub, enforceable against each of the Purchaser and the Sub in accordance with its terms.

          SECTION 5.03 Offer Documents; Proxy Statement. The Offer Documents and the Offer will comply in all material respects with applicable federal securities Laws, except that no representation is made by the Purchaser with respect to information supplied by the Company, in writing, for inclusion in the Offer Documents or any amendments or supplements thereto. None of the information supplied by the Purchaser and its affiliates, in writing, for inclusion in the Proxy Statement or any amendments or supplements thereto will, at the respective times the Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time that the Proxy Statement or any amendment or supplement thereto is mailed to the Company's shareholders, or, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Purchaser and the Sub nor the consummation by the Purchaser or the Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or by-laws (or other similar governing documents) of the Purchaser or the Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) pursuant to the applicable requirements of the Exchange Act, (B) the filing of the articles of merger pursuant to Colorado Law, (C) any consents, approvals, authorizations or permits, filings or notifications required to be given or made to any foreign jurisdiction, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have any material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole or a material adverse effect on the consummation of the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, except for violations which would not have in the aggregate any material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole or a material adverse effect on the consummation of the transactions contemplated hereby.

          SECTION 5.05 Financing. The Purchaser and the Sub have and will have, immediately prior to the consummation of the Offer, and at the Closing, sufficient funds necessary to consummate timely the Offer and the Merger and the other transactions contemplated hereby including the payment of related fees and expenses.

          SECTION 5.06 Financial Statements. The Purchaser has delivered to the Company copies of the audited consolidated and unaudited consolidating balance sheets of the Purchaser as of December 31, 1997 and June 30, 1998, respectively, and the related audited consolidated statements of income, shareholders' equity and cash flows for the fiscal year ended December 31, 1997 (including the related notes thereto) (the "Purchaser Financial Statements"). The Purchaser Financial Statements fairly present the consolidated financial position of Purchaser as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods therein, all in conformity with generally accepted accounting principles.

                                  ARTICLE VI.

                                   COVENANTS


          SECTION 6.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Schedule 6.01, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to their ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as set forth in Schedule 6.01, prior to the Effective Time, neither the Company nor any of it subsidiaries, as the case may be, will, without the prior written consent of the Purchaser, (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of (A) any shares of capital stock of any class (including the shares of Common Stock or Preferred Stock), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries for such shares, other than shares of Common Stock issuable upon exercise of currently outstanding Options, or (B) any other securities in respect of, in lieu of or in substitution for shares of Common Stock or Preferred Stock outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the shares of Common Stock and Preferred Stock) or declare any dividends on Common Stock or Preferred Stock; (iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of the Company; (iv) except pursuant to agreements or arrangements in effect on the date hereof which have been disclosed to the Purchaser, authorize any capital expenditure in excess of $50,000 in the aggregate, make any acquisition or disposition of a material amount of assets or securities, or, except for routine contracts with customers and clients consistent with past practices, enter into or amend or terminate any contract, material to the business of the Company and its subsidiaries taken as a whole, or release or relinquish any contact rights or claims, material to the business of the Company and its subsidiaries taken as a whole; (v) pledge or encumber any material assets of the Company except in the ordinary course of business; (vi) except for loans from Purchaser or Sub, incur any long-term debt for borrowed money or short-term debt for borrowed money in an aggregate amount in excess of $10,000;
(vii) propose or adopt any amendments to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries; (viii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practice; (x) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and loans or advances to employees in accordance with past practices); (xi) except as required by applicable Laws, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, severance, termination, employment or other employee benefit plan, agreement, trust, fund, policy or other arrangement for the benefit or welfare of any registered representative, agent, employee or director or former employee or director or, except as required by applicable Laws or in the ordinary course of business, increase the compensation or fringe benefits of any employee or pay any employee or pay any benefit not required by any existing plan, arrangement or agreement; (xii) make any tax election or settle or compromise any federal, state, local or foreign income tax liability, except in the ordinary course of business and consistent with past practice; (xiii) agree in writing or otherwise to take any of the foregoing actions or (xiv) fail to comply in all material respects with all applicable Laws. Following the date of this Agreement, the Company will review its financing documents to determine if the consent of any third party is required in connection with the transactions contemplated hereby. If following such review, the Company becomes actually aware that any such consent is required, it will so notify the Purchaser, and the parties hereto shall use their respective best efforts to secure such consent; provided, however, that for this purpose "best efforts" shall not require the Company or the Purchaser to make any payment in order to secure any such consents.

          SECTION 6.02 No Solicitation. Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors and officers under applicable Laws upon advice of counsel to the Company, participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser or any affiliate or an associate of the Purchaser) concerning any merger, sale of substantially all the assets, sale of shares of capital stock or similar transactions involving the Company or any material subsidiary or division of the Company; provided, however, that nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable Law or
(iii) providing information to, or parti cipating in discussions or negotiations with, any party that has actually made, and which the Board of Directors believes in good faith would be capable of effecting an acquisition of the Company on terms that are superior, from a financial point of view, to the Offer and the Merger if the Board of Directors in good faith believes, upon the written advice of counsel, that the failure to so disclose would constitute a breach of their fiduciary duty to the Company and its shareholders. The Company will promptly communicate to the Purchaser if it is furnishing information to or engaging in negotiations with any third party with respect to the acquisition of the Company or any of its assets or subsidiaries.

          SECTION 6.03  Access to Information.   Subject to the existing
confidentiality agreement among the parties, the Company and its subsidiaries will, upon reasonable notice to Maureen Dobel or her designee, allow the Purchaser and its authorized representatives reasonable access during regular business hours to its offices, other facilities and books and records. The Company will also make its employees available for interviews with the Purchaser, with Company personnel present, for reasonable purposes in a manner reasonably acceptable to Ms. Dobel.

          SECTION 6.04 Notification of Certain Matters. Each of the Company and the Purchaser shall give prompt notice to the other party of any notice or other communication from (i) the SEC, NASD or any other regulatory body relating to the Merger, the Offer or any of the transactions contemplated by this Agreement or (ii) any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          SECTION 6.05 Best Efforts. Subject to the terms and conditions herein provided, and with respect to the Company, to the fiduciary duties of the Board of Directors of the Company under applicable Laws, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, in the case of the Purchaser and the Sub, the filings required under the Colorado Securities Act, as amended, with respect to the Offer and Merger and, in the case of the Company, obtaining the consents of the fiduciary clients pursuant to

Section 6.11 hereof. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          SECTION 6.06 Indemnification and Insurance. (a) The Purchaser will honor the Surviving Corporation's performance of all contracts, agreements and commitments of the Company or any of its subsidiaries, including those reflected in their Articles of Incorporation and Bylaws, which indemnify any officer or director of the Company or any of its subsidiaries, as disclosed on Schedule 6.06(b), against claims made against them arising from their service, but only to the extent that such contract, agreement or commitment was entered into before the date of this Agreement and is listed on Schedule 6.06.

          (b) Any indemnified party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall promptly notify the Purchaser and the Surviving Corporation thereof and the Purchaser and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that any failure so to notify the Purchaser and the Surviving Corporation of any obligation to indemnify such indemnified party or of any other obligation imposed by this Section shall not affect such obligations unless such failure to so notify materially prejudices the rights of the Purchaser and the Surviving Corporation to defend any such action, suit, claim, proceeding or investigation. The indemnified parties as a group shall retain only one counsel in each jurisdiction to represent them with respect to any single action; provided, however, in the event that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more indemnified parties, the Purchaser and such indemnified parties may retain, at the expense of the Purchaser and the Surviving Corporation, as the case may be, such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above.

          (c) In the event any claim is made against directors, officers or employees of the Company that is covered or potentially covered by insurance, the Surviving Corporation and the Purchaser shall do nothing that would in their reasonable discretion forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

          (d) The Surviving Corporation and the Purchaser agree that until six years from the date hereof, the Articles and the Bylaws of the Surviving Corporation will not be amended to reduce or limit the rights to indemnity currently afforded thereunder. To the knowledge of the Company, there are no pending or threatened claims which are reasonably anticipated to result in a claim for indemnification.

          SECTION 6.07 Company Indebtedness. Prior to the Effective Time, the Company shall cooperate with the Purchaser in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding long-term indebtedness of the Company or any of its subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained (provided that prior to consummation of the Merger, the Company shall not be required to actually redeem, prepay, modify, satisfy or eliminate any such outstanding long-term indebtedness, make any payment or undertake any obligation in order to secure any such consents or take any steps which would irrevocably lead to any of the foregoing).

          SECTION 6.08 Benefit Plans. (a) Schedule 6.08(a) includes all employee benefit plans, programs, policies and agreements which provide compensation or other benefits upon a termination of employment, voluntary or involuntary, for the 20 highest paid employees of the Company or its subsidiaries or which include a "change of control" provision, and a complete and correct copy (or model form) of each such plan, program, policy and agreement has been provided to Purchaser. Schedule 6.08(a) also sets forth the annual compensation and average annual compensation, as the case may be, as of the date of this Agreement for purposes of calculating the amount payable for each of the 20 highest paid employees of the Company or its subsidiaries and any other employee covered by a change of control provision under any of the plans, programs, policies and agreements listed on Schedule 6.08(a).

          (b) If any salaried or non-union hourly employee of the Company or any of its subsidiaries is or becomes a participant in any written employee benefit plan or program of the Purchaser or any member of its controlled group within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), such employee shall be credited under such plan or program with all service prior to the Effective Time with the Company and its subsidiaries (and any predecessor employer) to the extent credit was given by the Company and its subsidiaries for purposes of eligibility for all purposes and vesting under such plan or program.

          (c) The Purchaser and the Sub acknowledge that consummation of the Offer will constitute a change of control of the Company (to the extent such concept is relevant) for purposes of any and all of the agreements and plans specified on Schedule 6.08(a).

          SECTION 6.09 No Default. From the date of this Agreement to the Effective Date, the Company shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract to which the Company and/or its subsidiaries is a party.

          SECTION 6.10 Preservation of Relationships. From the date of this Agreement to the Effective Date, the Company and its subsidiaries shall use reasonable best efforts to preserve their business organization intact, to retain the services of their present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having material business relationships with them.

          SECTION 6.11 Obtaining Consents. The Company and its subsidiaries shall use their reasonable best efforts to obtain consents to the assignments of the contracts under the Advisers Act, as amended, required for the consummations of transactions contemplated hereby.

                                 ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company owning at least two-thirds of the Company's outstanding Common Stock and two-thirds of the Company's outstanding Preferred Stock in accordance with applicable Law, if such vote is required by applicable Law;

          (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their best efforts to have any such order, decree or injunction vacated or reversed;

          (c) the Sub shall have purchased all shares of Common Stock and Preferred Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of the Purchaser or the Sub in violation of the terms of this Agreement or the Offer if the Sub fails to purchase shares of Common Stock and Preferred Stock tendered pursuant to the Offer;

          SECTION 7.02 Opinion of Counsel for the Company. Prior to beginning the Offer, Purchaser shall have been furnished with an opinion of Holme, Roberts & Owen LLP, counsel for the Company.


                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company (excluding any representative of the Purchaser or an affiliate of the Purchaser), the Purchaser and the Sub;

          (b) by either the Purchaser or the Company, if the Effective Time shall not have occurred on or before March 31, 1999 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

          (c) by either the Purchaser or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the parties shall use their best efforts to have any such order, decree, ruling or injunction vacated or reversed;

          (d) by the Purchaser, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto, the Sub shall have (A) failed to commence the Offer as provided in
Section 1.01 hereof within 20 days following the date of this Agreement; (B) terminated the Offer or the Offer shall have expired without the purchase of shares of Common Stock and Preferred Stock thereunder at any time after the latest date, if any, to which the Offer shall have been extended pursuant to
Section 1.01(c) hereof or (C) failed to pay for shares of Common Stock or Preferred Stock pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for shares of Common Stock or Preferred Stock shall have been caused by or resulted from the failure of the Sub or the Purchaser to perform in any respect its material covenants and agreements contained in this Agreement or Offer; or (ii) prior to the purchase of shares of Common Stock and Preferred Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or shall have recommended another offer, or shall have resolved to do any of the foregoing; provided, however, the Purchaser shall have no right to terminate this Agreement and abandon the Merger if the Company withdraws or modifies its recommendation of the Offer, this Agreement or the Merger, by reason of taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer, this Agreement or the Merger and takes and discloses to the Company's shareholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or

          (e) by the Company, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto or otherwise, the Sub shall have (A) failed to commence the Offer as provided in Section 1.01 hereof within 20 days following the date of this Agreement, (B) terminated the Offer or the Offer shall have expired without the purchase of shares of Common Stock and Preferred Stock thereunder at any time after the latest date, if any, to which the Offer shall have been extended pursuant to Section 1.01(c) hereof or (C) failed to pay for shares of Common Stock or Preferred Stock pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for shares of Common Stock or Preferred Stock shall have been caused by or resulted from the occurrence or existence of the condition described in paragraph (d) or (g) of Exhibit A hereto, or (ii) prior to the purchase of shares of Common Stock and Preferred Stock pursuant to the Offer,

(A) a corporation, partnership, person or other entity or group shall have made a bona fide proposal that the Board of Directors of the Company believes, in good faith after consultation with its legal and financial advisors, is more favorable to the Company and its shareholders than the Offer and the Merger and
(B) the Sub does not make, within ten days of the Sub receiving notice of such third party proposal, an offer which the Board of Directors believes, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company's shareholders as such third party proposal, it being understood that the Company shall remain obligated to pay the fees to the Purchaser pursuant to Section 9.09 hereof.

          SECTION 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement, except for the provisions of this Section 8.02 and Section 9.09 hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

          SECTION 8.03 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the Boards of the Company (excluding any representative of the Purchaser or an affiliate of the Purchaser), the Purchaser and the Sub at any time before or after adoption of this Agreement by the shareholders of the Company; provided, however, that, after any such shareholder approval, no amendment shall be made which decreases the Common Stock Merger Consideration or Preferred Stock Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (excluding any representatives or directors appointed by or elected on behalf of the Purchaser or an affiliate of the Purchaser), the Purchaser or the Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS


          SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          SECTION 9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof except the Confidentiality Agreement, dated September __, 1998, between the Company and the Purchaser and (b) shall not be assigned by operation of Law or otherwise, provided that the Purchaser or the Sub may assign any of their rights and obligations to any wholly-owned, direct or indirect subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser or the Sub of its obligations hereunder. It is understood and agreed that either the Purchaser, or any wholly-owned subsidiary of the Purchaser, may purchase shares of Common Stock under the Offer.

          SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agree ment, which shall remain in full force and effect.

          SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                    if to the Purchaser or the Sub:

                    The Ziegler Companies Inc.
                    215 N. Main Street
                    West Bend, WI   53095-3317
                    Attention: S. Charles O'Meara, Esq.

                    with a copy to:

                    Quarles & Brady
                    411 E. Wisconsin Avenue
                    Milwaukee, WI   53202
                    Attention:  Conrad G. Goodkind, Esq.

                    if to the Company:

                    PMC International, Inc.
                    555 17th Street, 14th Floor
                    Denver, CO 80202
                    Attention: C.R. Tucker and Scott A. MacKillop

                    with a copy to:

                    Holme Roberts & Owen LLP
                    Suite 4100, 1700 Lincoln
                    Denver, CO 80203
                    Attention: Francis R. Wheeler, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado regardless of the Laws that might otherwise govern under principles of conflicts of Laws applicable thereto.

          SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for all of Articles II and III and Section 6.06.

          SECTION 9.08 Counterparts. This Agreement may be executed in counterparts, manually or by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 9.09 Expenses. (a) All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) The Purchaser acknowledges and agrees that the Company has disclosed that it is indebted for fees and expenses (including fees and expenses of its counsel and advisors) incurred by it in connection with the transactions contemplated by this Agreement as set forth in Schedule 9.09. To the best knowledge of the Company, the fees and expenses listed in Schedule 9.09 represent the only significant fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement. It is understood that certain of such fees and expenses may be paid by the Company prior to the execution of this Agreement, and the Purchaser agrees to refrain from taking any action which would interfere with the payment of the foregoing fees and expenses by the Company.

          (c) If this agreement or the transactions contemplated hereby are terminated or abandoned (unless at such time the Purchaser or the Sub shall be in breach in any material respect of any of its obligations or representations and warranties hereunder) and prior to or contemporaneously with such termination or abandonment, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any of its subsidiaries or affiliates (collectively, "Person"), shall have acquired or beneficially owns (and failed to tender such shares) (as defined in Rule 13d-3 promulgated under the Exchange Act) at least 33.34% of the then outstanding shares of Common Stock, then the Company shall promptly (and in any event within 2 days of receipt by the Company of written notice from the Purchaser) pay the Purchaser the sum of (x) two hundred fifty thousand dollars and (y) all actual, documented out-of-pocket expenses relating to the Offer and the Merger in an amount up to one hundred thousand dollars.

          SECTION 9.10   Certain Definitions.  For purposes of this Agreement:

          (a) "subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

          (b) "Material Adverse Effect" shall mean any material adverse change in the financial condition or results of operations of the Company and its subsidiaries taken as a whole including, without limitation, information whether written or oral, that Ernst & Young LLP intends to cancel or substantially reduce the relationship with the Company and its subsidiary, as determined by the Purchaser in its reasonable discretion.

          (c) "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

          (d) "Person" shall mean a natural person, corporation, trust partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

          (f) "ERISA" shall mean the Employee Retirement Income Security Act of 1976, as amended, as the same may be in effect from time to time.

          (g) "knowledge" shall mean actual knowledge of the officers and directors of the Company or any knowledge which any such officer or director should have by virtue of his or her position with or relationship to the Company and its subsidiaries from operating or managing the Company and its subsidiaries.

          SECTION 9.11 Performance by Sub. The Purchaser hereby agrees to cause the Sub to comply with its obligations hereunder and under the Offer and to cause the Sub to consummate the Merger as contemplated herein.

          SECTION 9.12 Publicity. So long as this Agreement is in effect, each of the Purchaser and the Sub, on the one hand, and the Company, on the other hand, promptly shall consult and cooperate with the other prior to issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to consultation, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange and except to allow internal communications with employees.

          SECTION 9.13 Agreement of Shareholders. Simultaneously herewith, those shareholders named on Schedule 9.13 have entered into a letter agreement with the Purchaser and the Sub pursuant to which such shareholders have agreed to tender (and not withdraw) all shares of Common Stock and/or Preferred Stock held by such shareholder to the Sub pursuant to the Offer on the terms set forth in such letter agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.



                                    THE ZIEGLER COMPANIES, INC.



                                    By: /s/ Dennis A. Walstad
                                        ___________________________

                                        Senior Vice President
                                        ____________________

                                        and CFO
                                        ____________________



                                    ZACQ CORP.



                                    By: /s/ Richard J. Glaisner
                                        ___________________________

                                        President
                                        __________________

                                        __________________



                                    PMC INTERNATIONAL, INC.



                                    By: /s/ C.R. Tucker
                                        ___________________________

                                        Chief Executive
                                        _________________

                                        Officer
                                        _________________

                                                                       EXHIBIT A



          The capitalized terms used in this Exhibit A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

          Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any shares of Common Stock or Preferred Stock tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for scrip, or shares of Common Stock or Preferred Stock, if (A) on or prior to the time at which the Offer shall have expired (i) the number of shares of Common Stock or certificates for scrip validly tendered and not withdrawn immediately prior to the expiration of the Offer, when added to the shares of Common Stock then owned by the Purchaser and its affiliates, shall not constitute two-thirds of the shares of Common Stock outstanding on a fully diluted basis, (ii) the number of shares of Preferred Stock validly tendered and not withdrawn immediately prior to the expiration of the Offer, when added to the shares of Preferred Stock then owned by the Purchaser and its affiliates, shall not constitute two-thirds of the shares of Preferred Stock outstanding on a fully diluted basis or (B) at any time on or after October ___, 1998 and before the time of acceptance for payment for any such shares of Common Stock and Preferred Stock any of the following conditions exist or shall occur and remain in effect:

               (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially and adversely affect the extension of credit by lending institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

               (b) there shall have been any statute, rule or regulation enacted, promulgated, entered or enforced or deemed applicable, or any decree, order or injunction entered or enforced by any government or governmental authority in the United States or by any court in the United States that (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole or (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the shares of Common Stock or Preferred Stock, including, without limitation, the right to vote the shares of Common Stock or Preferred Stock purchased by the Purchaser on all matters properly presented to the shareholders of the Company; provided, however, that the Purchaser and the Sub shall have used their best efforts to have any such decree, order or injunction vacated or reversed, including, without limitation, by proffering their willingness to accept an order embodying any arrangement required to be made by the Purchaser or the Sub pursuant to Section 7.01(b) of the Merger Agreement (and notwithstanding anything in this subsection (b) to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for the Purchaser asserting nonfulfillment of the conditions contained in this subsection (b)); or

               (c) the Merger Agreement shall have been terminated in accordance with its terms; or

               (d) (i) the Company shall have breached or failed to perform any of its covenants or agreements which breach or failure to perform is material to the obliga tions of the Company under the Merger Agreement taken as a whole, (ii) any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true in any respect which is material to the Company and its subsidiaries taken as a whole, in each case, when made or (iii) a Material Adverse Effect has occurred, provided that the aggregate effect under (i), (ii), and (iii) shall be in excess of $250,000; or

               (e) the Board of Directors of the Company shall have publicly withdrawn or modified in any material respect adverse to the Purchaser its recommendation of the Offer; provided, however, the Purchaser shall have no right to terminate the Offer or not accept for payment or pay for any scrip or shares of Common Stock or Preferred Stock if the Company withdraws or modifies its recommendation of the Offer and the Merger, by reason of taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer and Merger and takes and discloses to the Company's shareholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or

               (f) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer, or

               (g) the Company has not delivered to Purchaser consents conforming with the requirements of the Advisers Act from investment advisors with assets under management with the Company representing in the aggregate at least 80% of the total assets under management by the Company as of October 1, 1998.

which, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

          Subject to the terms and provisions of the Merger Agreement the foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.